Exhibit 99.1

Not for release, publication or distribution in or into Canada, Australia or Japan

8 July 2003

Recommended Cash Offer
by
UBS Investment Bank*
on behalf of
Chiron UK-1 Limited
a wholly-owned subsidiary of Chiron Corporation
and (in the United States) by
Chiron UK-1 Limited
for
PowderJect Pharmaceuticals plc

OFFER DECLARED UNCONDITIONAL IN ALL RESPECTS

Chiron Corporation (“Chiron”) announces that the recommended cash offer (the “Offer”) being made by UBS Investment Bank on behalf of Chiron UK-1 Limited (“Chiron UK”), a wholly-owned subsidiary of Chiron, for the entire issued and to be issued share capital of PowderJect Pharmaceuticals plc (“PowderJect”), as set out in the offer document dated 19May 2003 (the “Offer Document”), has been declared unconditional in all respects and will remain open for acceptance until further notice.

As at 3.00 p.m. (London time) or 10.00 a.m. (New York City time) on 7 July 2003, valid acceptances of the Offer had been received in respect of, in aggregate, 78,662,151 PowderJect Shares representing approximately 85.29 per cent. of the existing issued share capital of PowderJect.

Prior to the commencement of the Offer Period on 28 April 2003, neither Chiron UK nor Chiron, nor any persons acting, or deemed to be acting, in concert with Chiron UK or Chiron, held any PowderJect Shares (or rights over any PowderJect Shares).  During the Offer Period, Chiron UK has acquired, or agreed to acquire, in aggregate, 4,205,332 PowderJect Shares, representing approximately 4.56 per cent. of the existing issued share capital of PowderJect.

Accordingly, as at 3.00 p.m. on 7 July 2003, Chiron UK had acquired or agreed to acquire, or had received valid acceptances under the Offer in respect of, in aggregate, 82,867,483 PowderJect Shares, representing approximately 89.85 per cent. of the existing issued share capital of PowderJect.

Prior to the announcement of the Offer on 19 May 2003, Chiron UK had received irrevocable undertakings to accept (or procure the acceptance of) the Offer from the PowderJect Directors in respect of their own beneficial holdings of, in aggregate, 7,993,774 PowderJect Shares, representing approximately 8.7 per cent. of the existing issued share capital of PowderJect.  Chiron UK had also received irrevocable undertakings from the immediate family of certain PowderJect Directors, as well as from the Drayson and Bellhouse family trusts and their respective nominees, to accept (or procure the acceptance of) the Offer in respect of, in aggregate, 9,516,130 PowderJect Shares, representing approximately 10.4 per cent. of the existing issued share capital of PowderJect.  Accordingly, Chiron UK had received irrevocable undertakings to accept (or procure the acceptance of) the Offer in respect of, in aggregate, 17,509,904 PowderJect Shares, representing approximately 19.1 per cent. of the existing issued share capital of PowderJect.  Valid acceptances have been received in respect of all the

* UBS Investment Bank (formerly known as UBS Warburg) is the advertising name for UBS Limited.

PowderJect Shares subject to these irrevocable undertakings and are included in the total number of valid acceptances referred to above.

Save as disclosed in this announcement, neither Chiron UK nor Chiron, nor any persons acting, or deemed to be acting, in concert with Chiron UK or Chiron held any PowderJect Shares (or rights over any PowderJect Shares) prior to the Offer Period and neither Chiron UK nor Chiron nor any persons acting, or deemed to be acting, in concert with Chiron UK or Chiron have acquired or agreed to acquire any PowderJect Shares (or rights over any PowderJect Shares) since the commencement of the Offer Period.

The consideration will be despatched by first class post on or before 21 July 2003 to PowderJect Shareholders who have validly accepted the Offer on or before the date of this announcement. Thereafter, consideration will be despatched to PowderJect Shareholders who validly accept the Offer, within 14 days of receipt of such acceptance, valid in all respects.

Forms of Acceptance not yet returned should be completed and returned in accordance with the instructions set out on the Form of Acceptance and in the Offer Document, so as to be received as soon as possible.

Chiron UK intends to implement the procedures set out in sections 428 to 430F of the Companies Act to acquire compulsorily any outstanding PowderJect Shares to which the Offer relates in due course. In addition, application will be made to the UKLA for the cancellation of the listing of PowderJect Shares on the Official List and to the London Stock Exchange for the cancellation of the admission to trading of PowderJect Shares on the London Stock Exchange, in each case expected to take effect from 5 August 2003, being 20 business days following the date of this announcement.

“With the acquisition of PowderJect, Chiron enhances its stature as a leading player in the global vaccines market”, said Howard Pien, Chiron’s President and Chief Executive Officer.  “We are now the second-largest provider of flu vaccines worldwide, with a strong presence both in the U.S. and key European markets.  By leveraging PowderJect’s existing infrastructure in the U.S. flu market, Chiron will be able to build on its platform for new products, including our portfolio of meningococcal vaccines that are in development.  We are pleased to welcome PowderJect’s employees to Chiron and look forward to working with them to expand the company’s impact on human health worldwide.”

“Now that we have reached this important milestone, our focus will be swift and efficient integration of operations,” said John Lambert, President, Chiron Vaccines.  “As the 2003 flu season approaches, we are committed to ensuring that we fulfil our obligations for the timely delivery of vaccine doses to our customers.  We are excited about the prospects for future growth as awareness of the value of vaccines continues to increase.”

The Offer remains subject to the terms set out in the Offer Document.

Unless the context otherwise requires, defined terms used in this announcement shall have the meanings given to them in the Offer Document.

Enquiries:

UBS Investment Bank (financial adviser to Chiron UK and Chiron)	Liam Beere	Tel: +44 20 7568 2286
	Harrison Wehner	Tel: +44 20 7567 6612

Lloyds TSB Registrars (receiving agent)	Tel: 0870 600 0673 (or +44 1903 702767 if outside the UK)

The availability of the Offer to PowderJect Shareholders who are not resident in the United Kingdom may be affected by the laws of their relevant jurisdiction. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction.

The Offer is not being made, directly or indirectly, in or into Canada, Australia or Japan and the Offer is not capable of acceptance from or within Canada, Australia or Japan. Accordingly, copies of this announcement and any related documents are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from Canada, Australia or Japan and persons receiving this announcement (including custodians, nominees and trustees) must not mail or otherwise distribute or send it in, into or from such jurisdictions as doing so may render invalid any purported acceptance of the Offer.

UBS Limited, which is regulated by the Financial Services Authority in the United Kingdom, is acting as financial adviser to Chiron and Chiron UK and no one else in connection with the Offer and will not be responsible to anyone other than Chiron or Chiron UK for providing the protections afforded to clients of UBS Limited, nor for providing advice in relation to the Offer.